Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE
April 26, 2007

Landmark Bancorp, Inc. Announces Earnings for the Quarter Ended March 31, 2007 and Approves Cash Dividend

(Manhattan, KS, April 26, 2007) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2007 of $0.53 versus $0.60 for the quarter ended March 31, 2006.  Net earnings for the quarter ended March 31, 2007 were $1.2 million, a decrease of $176,000 compared to the quarter ended March 31, 2006.  Additionally, the Company announced that its Board of Directors declared a cash dividend of 19 cents per share to stockholders of record as of May 9, 2007, payable May 21, 2007.

Patrick Alexander, President and CEO, commented, “Our financial results for the first quarter of 2007 failed to meet our expectations primarily due to decreases in non-interest income and net interest income.  However, we are pleased that continued commercial real estate and commercial loan originations led to an increase of $14.6 million in these outstanding loan balances compared to March 31, 2006.  This increase helped to offset a $19.1 million decrease in one-to-four family residential loans as we continue our strategy of selling our fixed rate residential loan originations into the secondary market.  The transition of our loan mix, coupled with the restructuring of our investment portfolio in 2006 to include additional tax exempt municipal securities, caused our net interest margin on a tax equivalent basis to increase from 3.57% in the first quarter of 2006 to 3.60% for the first quarter of 2007.”

Alexander further commented, “We are encouraged about recent real estate activity in our markets, as our pipeline of residential mortgage loan originations has begun to grow and is approaching the activity levels we anticipated at the beginning of the year.  Given the recent subprime mortgage lending concerns within the industry, it is worth noting that this pipeline growth has occurred while continuing our practice of not offering subprime loan products.  We have also been able to grow net loans outstanding by approximately $4.3 million in the first quarter of 2007 as we replaced several large commercial and commercial real estate loans which paid off just prior to December 31, 2006.  We continue to focus on increasing our volume of loans and deposits while at the same time controlling non-interest expense.  While the interest rate environment remains challenging with the inverted yield curve and stiff competition, we have several encouraging trends occurring that we expect to have a positive impact on our results going forward.”

Net interest income for the first quarter of 2007 decreased $146,000 to $4.5 million as compared to the first quarter of 2006, a decrease of 3.1%.  This decline in net interest income was due primarily to the increases in our cost of funding outpacing the increases in our yields on interest earning assets.  However, due to an increased investment in tax exempt municipal securities, our net interest margin on a tax equivalent basis increased to 3.60% in the first quarter of 2007, up from 3.57% in the first quarter of 2006.  Total non-interest income decreased to $1.3 million for the quarter ended March 31, 2007 from $1.7 million for the quarter ended March 31, 2006, a decrease of $363,000.  This decline was the result of an $80,000, or 30.4%, decrease in gains on sale of loans, a decrease in fees and service charges, which were primarily deposit related, of $105,000, or 10.5%, and the absence of $190,000 of gains on the sale of investments and other assets as compared to the first quarter of 2006.  Offsetting these declines was a $70,000 increase in the cash surrender values related to a full quarter of increased investment in bank owned life insurance.  Total non-interest expense for the quarter ended March 31, 2007 decreased $79,000, or 1.9%, compared to the quarter ended March 31, 2006.  The effective tax rate of 22.5% for the first quarter of 2007 was lower than the 2006 rate of 30.3%, primarily because of our increase in non-taxable income related to bank owned life insurance and tax exempt municipal investments.

Landmark Bancorp’s total assets increased to $605.3 million at March 31, 2007, compared to $590.6 million at December 31, 2006.  Net loans receivable were $385.0 million at March 31, 2007, compared to $380.7 million at December 31, 2006.  At March 31, 2007, the allowance for loan losses was $4.1 million, or 1.1% of gross loans outstanding, compared to $4.0 million, also 1.1% of gross loans outstanding at December 31, 2006.  As of March 31, 2007, $3.4 million in loans were on non-accrual status, or 0.9% of total loans, compared to a balance of $3.6 million in loans on non-accrual status, which was also 0.9% of total loans, as of December 31, 2006.  Residential home loans comprised 47.9% of the $3.4 million non-accrual loan balance at March 31, 2007.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At March 31,	At December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$14,487,933	$14,751,914
Investment securities available for sale	156,318,239	145,884,168
Loans receivable, net(1)	384,997,919	380,688,055
Premises and equipment, net	13,632,345	13,767,075
Goodwill	13,009,167	13,009,167
Other intangible assets, net	3,805,612	4,030,709
Bank owned life insurance	11,262,001	11,144,796
Other assets	7,799,876	7,292,352

TOTAL ASSETS	$605,313,092	$590,568,236

LIABILITIES

Deposits	$457,507,193	$444,485,370
Other borrowings	90,183,952	90,416,064
Other liabilities	7,481,710	6,430,787

Total liabilities	555,172,855	541,332,221

Stockholders’ equity	50,140,237	49,236,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$605,313,092	$590,568,236

(1)             Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $4,075,103 and $4,029,710 at March 31, 2007 and December 31, 2006, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2007	2006
Interest income:
Loans	$7,136,282	$6,650,708
Investment securities	1,679,279	1,415,337
Other	15,171	71,286
Total interest income	8,830,732	8,137,331

Interest expense:
Deposits	3,250,165	2,427,335
Borrowed funds	1,081,367	1,064,609
Total interest expense	4,331,532	3,491,944

Net interest income	4,499,200	4,645,387
Provision for loan losses	65,000	60,000
Net interest income after provision for loan losses	4,434,200	4,585,387

Non-interest income:
Fees and service charges	901,131	1,006,593
Gains on sale of loans	183,292	263,381
Gains on sale of investments	—	143,541
Gains on sale of other assets	—	46,823
Bank owned life insurance income	115,824	45,633
Other	128,622	185,570
Total non-interest income	1,328,869	1,691,541

Non-interest expense:
Compensation and benefits	2,043,235	2,135,964
Occupancy and equipment	698,969	708,920
Amortization of intangibles	233,909	264,493
Data processing	203,320	161,447
Professional fees	117,907	84,377
Advertising	108,888	107,518
Other	751,165	774,135
Total non-interest expense	4,157,393	4,236,854

Earnings before income taxes	1,605,676	2,040,074

Income tax expense	361,056	619,160

Net earnings	$1,244,620	$1,420,914

Net earnings per share(2)
Basic	$0.53	$0.61
Diluted	0.53	0.60

Book value per share (2)	$21.49	$19.23

Shares outstanding at end of period	2,333,405	2,340,021

Weighted average common shares outstanding - basic	2,335,741	2,340,021
Weighted average common shares outstanding - diluted	2,353,926	2,349,166

(2)             Net earnings per share and book value per share at or for the periods ended March 31, 2006 have been adjusted to give effect to the 5% stock dividend paid during December 2006.

	Three months ended March 31,
OTHER DATA (unaudited):	2007	2006

Return on average assets(3)	0.85%	0.96%
Return on average equity(3)	10.33%	13.01%
Equity to total assets	8.28%	7.46%
Net interest margin (3)(4)	3.60%	3.57%

(3)             Information for the three months ended March 31 is annualized.

(4)             Net interest margin is presented on a full taxable equivalent basis, using a 35% federal tax rate.